EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2016

Willimantic, Connecticut — April 27, 2016. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.5 million, or $0.13 diluted earnings per share, for the quarter ended March 31, 2016 versus $921,000, or $0.07 diluted earnings per share, for the quarter ended March 31, 2015.

Net interest income increased $751,000 to $10.2 million for the quarter ended March 31, 2016 compared to $9.4 million for the quarter ended March 31, 2015. Net interest income increased as a result of an increase in the average balance of loans and securities outstanding, partially offset by an increase in the average balance of deposits and borrowings and a reduction on the average rate earned on loans.

The provision for loan losses decreased $24,000 for the first quarter of 2016 compared to the same period in 2015 primarily as a result of a decrease in commercial loans outstanding from the prior quarter, which carry a higher degree of risk than other loans in the portfolio, offset by an increase in nonperforming loans. At March 31, 2016, nonperforming loans increased to $6.8 million, compared to $4.8 million at March 31, 2015, resulting from a delinquent loan of $1.5 million guaranteed by the U.S. government in the process of collections and increases in nonperforming multi-family and commercial mortgage loans of $489,000 and home equity loans of $216,000, offset by a decrease in commercial business loans of $361,000. Net loan charge-offs were $41,000 for the quarter ended March 31, 2016 compared to $49,000 for the quarter ended March 31, 2015.

Noninterest income increased $365,000 to $2.7 million from $2.3 million for the quarter ended March 31, 2016, compared to the same period in the prior year primarily due to an increase in other noninterest income of $262,000 as a result of profit distributions from our investment in three small business investment companies. Mortgage banking activities increased $123,000 for the quarter ended March 31, 2016 compared to the same period in 2015 due to increases in loans sold and derivative loan commitments.

Noninterest expenses increased $205,000 for the first quarter of 2016 compared to the same period in 2015. Salaries and employee benefits increased $234,000 for the first quarter ended March 31, 2016 compared to the same period in 2015 primarily as a result of staffing changes and equity award compensation. Computer and electronic banking services increased $171,000 for the quarter ended March 31, 2016 compared to the same period in 2015 resulting from data service speed improvements and electronic banking security enhancements related to the implementation of EMV (Europay, MasterCard and Visa) technology. Outside professional services increased $169,000 as a result of increased legal fees for the first quarter of 2016 as compared to the same period in 2015. A reduction in occupancy and equipment of $310,000 for the quarter ended March 31, 2016 versus the comparable period in 2015, was in large part a result of strategic initiatives to reduce branch infrastructure costs, reconfiguring and optimizing telephone and data services and lower snow removal expenditures.

Total assets increased $26.4 million, or 1.8%, to $1.51 billion at March 31, 2016, principally due to increases of $28.6 million in cash and cash equivalents and $6.0 million in available for sale securities, offset by reductions of $6.3 million in net loans receivable and loans held for sale of $1.3 million. The lower balance of net loans receivable reflects decreases in time share loans of $6.4 million, residential mortgage loans of $4.0 million and SBA and USDA guaranteed loans of $3.9 million, offset by an increase in multi-family and commercial real estate loans of $5.6 million. Commercial business loan and residential real estate loan originations decreased $6.6 million and $6.5 million, respectively, during the first quarter of 2016 compared to the same period in 2015.

Total liabilities increased $23.9 million, or 1.8%, to $1.35 billion at March 31, 2016 compared to $1.33 billion at December 31, 2015. Deposits increased $39.1 million, or 3.7%, which included increases in certificates of deposit of $35.4 million, NOW and money market accounts of $8.7 million and savings accounts of $1.7 million, offset by a decrease in noninterest-bearing demand deposits of $6.8 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $16.4 million from $242.8 million at December 31, 2015 to $226.5 million at March 31, 2016, resulting from repayments of Federal Home Loan Bank advances.

Total shareholders' equity increased $2.5 million from $154.3 million at December 31, 2015 to $156.8 million at March 31, 2016. The increase in shareholders' equity was attributable to net income of $1.5 million and an increase in net unrealized gain on available for sale securities aggregating $1.0 million (net of taxes), partially offset by dividends declared of $473,000. At March 31, 2016, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We are very pleased that our continuing efforts to improve the Company's overall performance have resulted in substantial increases in both return on assets and earnings per share during the first three months of this year. This is especially gratifying during a period when bank earnings are under pressure from persistent low interest rates and increasing regulatory compliance costs,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-five branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(In Thousands / Unaudited)	2016	2015

ASSETS
Noninterest-bearing cash and due from banks	$14,991	$14,373
Interest-bearing cash and cash equivalents	54,407	26,405
Securities	197,642	191,627
Loans held for sale	494	1,804
Loans receivable, net	1,159,023	1,165,372
Bank-owned life insurance	22,065	21,924
Premises and equipment, net	20,766	21,188
Intangible assets	17,945	18,096
Deferred tax asset	8,448	8,961
Other real estate owned, net	1,048	1,088
Other assets	11,378	10,996
Total assets	$1,508,207	$1,481,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,097,163	$1,058,017
Borrowings	226,493	242,843
Other liabilities	27,703	26,644
Total liabilities	1,351,359	1,327,504

Shareholders' equity	156,848	154,330
Total liabilities and shareholders' equity	$1,508,207	$1,481,834

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(In Thousands / Unaudited)	2016	2015

Interest and dividend income	$12,642	$11,470
Interest expense	2,468	2,047
Net interest income	10,174	9,423

Provision for loan losses	311	335
Net interest income after provision for loan losses	9,863	9,088

Noninterest income	2,702	2,337
Noninterest expenses	10,266	10,061
Income before income taxes	2,299	1,364

Income tax provision	758	443
Net income	$1,541	$921

SELECTED OPERATING DATA - Concluded:

	Three Months Ended
	March 31,
(Unaudited)	2016	2015

Earnings per share:
Basic	$0.13	$0.07
Diluted	$0.13	$0.07

Weighted average shares outstanding:
Basic	11,788,965	12,315,733
Diluted	11,848,924	12,354,374

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands, Except per Share Data / Unaudited)	2016	2015

Selected Performance Ratios:
Return on average assets (1)	0.41%	0.28%
Return on average equity (1)	3.96	2.36
Interest rate spread	2.75	2.88
Net interest margin	2.91	3.03
Efficiency ratio (2)	79.73	85.55

Asset Quality Ratios:
Allowance for loan losses	$10,133	$8,083
Allowance for loan losses as a percent of total loans (3)	0.87%	0.77%
Allowance for loan losses as a percent of nonperforming loans	149.87	169.81
Nonperforming loans	$6,761	$4,760
Nonperforming loans as a percent of total loans (3)	0.58%	0.45%
Nonperforming assets (4)	$7,809	$6,084
Nonperforming assets as a percent of total assets	0.52%	0.45%

Per Share Data:
Book value per share	$12.83	$12.45
Less: Intangible assets per share(5)	(1.47)	(1.45)
Tangible book value per share (5)	11.36	11.00
Dividends declared per share	$0.04	$0.04

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $17.9 million and $18.5 million at March 31, 2016 and 2015, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514